STARTEK, INC.
2013 EXECUTIVE INCENTIVE PLAN

1.0	PURPOSE

1.1
The 2013 Executive Incentive Bonus Plan (“Plan”) is established to incent and reward eligible Participants (defined in Section 2.3) for performance towards achieving defined Business Targets and Individual Targets for the current fiscal year.

2.0	DEFINITIONS

2.1	“Company” means StarTek, Inc. and its wholly owned operating subsidiaries.

2.2	“Compensation Committee” means the compensation committee of the board of directors of StarTek, Inc.

2.3	“Participant” means the Senior Leadership Team consisting of the CEO and the direct reports to the CEO excluding Sales.

2.4	“Plan Year” means January 1, 2013 through December 31, 2013, inclusive.

2.5
“Business Targets” are the measurements of the Company’s performance established for the Plan Year by the Company’s executive management and Compensation Committee as described in Section 3.1(a) below.

2.6	“Incentive Eligibility” is a percentage that is determined by a Participant’s position level, as shown in Appendix B.

(a)	“Business Targets Eligibility” is a percentage that is calculated by multiplying a Participant’s Bonus Eligibility by the applicable Business Target percentage listed in Appendix B.

2.7	“Business Targets Achievement” is the percentage by which Business Targets are achieved as determined by the applicable table in Appendix A.

2.8	“Base Salary Earnings” is the amount of gross base salary earned by a Participant during the Plan Year for which an incentive award is calculated.

3.0	MEASUREMENT CRITERION

3.1	Incentive earnings under the Plan are based on a Business Targets in accordance with position level as stated in Appendix B.

(a)
The Business Targets are established for the Plan Year by the Company’s Compensation Committee. Payout for achieving Business Targets is scaled depending on the Company’s performance during the Plan Year versus the Business Targets per the matrix in Appendix A. Business Targets are based on revenue, free cash flow and EBITDA for the Company.

(b)	Business Target Achievement must reach at least the minimum threshold per the payout matrix in Appendix A to earn any payout otherwise the payout is zero.

4.0	PAYMENT FROM THE PLAN

4.1	Incentive awards (if any) are earned after the 4th quarter close of the Company’s financial books. Earned incentive awards are subject to approval by the Company’s Compensation Committee.

4.2	Incentives earned for the Plan Year are paid as soon as administratively possible after approval in the following calendar year.

4.3	The amount of a Participant’s Business Target incentive payout, if any, equals the product of the Participant’s Base Salary Earnings and the Participant’s Business Targets Achievement.

4.4	Incentive payout, if any, is made to a Participant as a lump sum, less required payroll taxes and withholdings.

4.5
In order to earn an incentive payment from the Plan, a Participant must also be in “active” status on the payroll of the Company or one of its wholly-owned operating subsidiaries at the time the incentive s payments are made unless otherwise provided in any written contract with the Participant. (See Partial-Year Participant Eligibility 5.2.b)

5.0	PARTIAL-YEAR PARTICIPANT ELIGIBILITY

5.1
An employee who becomes a Participant during the Plan Year may participate in the Plan on a pro rata basis. The amount of base salary earned by such employee during the Plan year after first becoming a Participant shall be the base salary earnings used to calculate any incentive payments.

5.2
If a Participant’s employment with the Company or any of its wholly-owned operating subsidiaries terminates during the Plan Year then (s)he ceases to be a Participant on the date employment is terminated. In this event, an incentive will neither be earned nor paid unless otherwise provided in any written contract with the Participant.

(a)
If a Participant changes his or her position within the Company or any of its wholly-owned operating subsidiaries during the Plan Year such that (s)he is no longer a Participant, then (s)he ceases to be a Participant on the date of such change, in which case a prorated bonus would be earned through the date of such change, and be subject to Section 4.0.

(b)
If a Participant is terminated from the Company or any of its wholly-owned operating subsidiaries before the end of the Plan Year or before earned incentive payments are made due to a Position Elimination as a result of a Change in Control of the Company, any earned incentive awards will be paid on a pro rata basis. Such payment will be paid in accordance with the same timeline as other Plan Participants are paid.

(c)
Participants on approved paid disability leave of absence during the Plan Year are not eligible to earn incentive awards for the period of time to the nearest whole month of the disability leave of absence. Earned awards during the Plan Year will be prorated for the number of whole months of active employment and participation in the Plan.

6.0	PROMOTIONS WITHIN THE PLAN YEAR

6.1	Promotions during the Plan Year will be handled as follows:

(d)
For the Business Targets and Individual Targets, bonus calculations will be prorated based on the period of time (rounded to the nearest whole month ) in each position level and the prorated salary for the same period of time for each position held.

7.0	PLAN APPROVALS

7.1
This Plan is subject to approval by the Compensation Committee and is effective only for the Plan Year noted above. There is no assurance that this Plan will be renewed or any similar plan will be adopted in the future.

8.0	CHANGEABILITY

8.1	The Compensation Committee reserves the right to change, suspend or eliminate this Plan, in whole or in part, at any time, with or without notice to Participants.
FORFEITURE OF AWARDS:
Any Participant who may have earned an incentive under the Plan but whose overall performance does not meet or exceed performance expectations at the time of payment of the earned incentive awards is not eligible to receive payment under the Plan.
Any Participant who manipulates or attempts to manipulate the Plan or any components of performance measurements for personal benefit will forfeit any potentially earned awards and is subject to disciplinary action up to and including termination of employment.

Printed Name:__________________________________Date:___________________________

By my signature below, I understand and accept the terms of this 2013 Executive Incentive Plan:

______________________________________________________________________________

APPENDIX A:
BUSINESS TARGETS MATRIX
StarTek, Inc. Executive Incentive Plan
For Year Ended December 31, 2013

Appendix B
2013 STARTEK INC. EXECUTIVE INCENTIVE PLAN ELIGIBLITY MATRIX

		Business Targets
Position Level	Maximum % of Base Salary	FCF	EBITDA	Revenue
Vice President	30%	10%	60%	30%
Sr Vice President	40%	10%	60%	30%
SVP Global Human Resources	50%	10%	60%	30%
CFO & SVP Global Operations	60%	10%	60%	30%
CEO	100%	10%	60%	30%